Exhibit 4.29

EXECUTION COPY

Date:  23 December 2003

AMARIN CORPORATION PLC.

AND

ELAN CORPORATION, PLC.

As Trustee

DEBENTURE AMENDMENT AGREEMENT

Debenture, 4 August 2003

INDEX

1.	DEFINITIONS AND INTERPRETATION

2.	AMENDMENTS TO CHARGE

3.	REPRESENTATIONS, WARRANTIES AND CERTIFICATE

4.	MISCELLANEOUS

THIS DEED is executed and delivered the 23rd December 2003

BETWEEN:

(1)                                AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, W1J 5HG, England (“the Company”)

(2)                                ELAN CORPORATION, PLC., a public limited company incorporated in the Republic of Ireland, whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland, as trustee for the Secured Parties (“Elan”)

RECITALS:

(A)                             Elan and the Company are parties to the Charge, as defined below.

(B)                               The Company wishes to further restructure its relationship with Elan, and accordingly the parties have agreed to do so upon the terms set out in the Amendment Agreement, the Bridging Loan Agreement (as defined below) and this Charge Amendment.

NOW IT IS AGREED in consideration of the mutual promises and undertakings set out herein as follows:

1.                                           DEFINITIONS AND INTERPRETATION

1.1.                                   Definitions:

In this Charge Amendment:

“Amendment Agreement” shall mean the amendment agreement between, inter alia, Elan and the Company, of the same date as this Charge Amendment.

“Amendment Date” shall mean 23 December 2003.

“Bridging Loan Agreement” shall mean the bridging loan agreement between Elan Pharmaceuticals, Inc. and the Company of the same date as this Amendment Agreement.

“Charge” shall mean the debenture, being a fixed and floating charge over the entire assets and business of Amarin, in favour of Elan as trustee for the Secured Parties (as defined therein), dated 4 August 2003

“this Charge Amendment” shall mean this debenture amendment agreement and shall include the Recitals and Schedules hereto.

“Loan Agreement” shall have the same meaning as in the Amended and Restated Master Agreement.

“Zelapar Letter” shall have the same meaning as in the Amended and Restated Master Agreement.

1.2.                                   Other Defined Terms and Interpretation:

Except as expressly set out in this Amendment Agreement:

1.2.1                           all defined terms shall have the same meaning as in the Charge;

1.2.2                           references to clause or section numbers shall be to those of the Charge; and

1.2.3                           this Charge Amendment shall otherwise be interpreted in the same manner as the Charge.

2.                                      AMENDMENTS TO CHARGE

The Charge is hereby amended with effect from the Amendment Date, as follows:

2.1.                                   In Clause 1, the definition of “Amended and Restated Master Agreement” is deleted and replaced by the following:

“ “Amended and Restated Master Agreement” means the agreement between the Company and the Secured Parties dated the date hereof amending a Master Agreement dated 27 January 2003, as further amended by an Amendment Agreement between the Company and the Secured Parties dated 23 December 2003 (for the avoidance of doubt including the Bridging Loan Agreement of the same date between Elan Pharmaceuticals, Inc. and the Company).”

2.2.                             At the end of Clause 7.3 (b), the following words are added:

“...(if paid by 31 December 2003) or $31,500,000 (if thereafter).”

2.3.                             Clause 9.4.3 is deleted and replaced by the following:

“9.4.3                        The Company shall not be obliged to pay into the Proceeds Account a total of more than:

(a)                                  $30,000,000 if such sum is paid into the Proceeds Account on or before 31 December 2003; or

(b)                                 $31,500,000 otherwise.”

3.                                      REPRESENTATIONS, WARRANTIES AND CERTIFICATE

3.1.                             the Company represents and warrants to Elan that:

3.1.1                           it has the right, power, capacity and authority and has taken all action necessary to authorise it to execute and deliver and to exercise its rights and perform its obligations under the Amendment Agreement, the Bridging Loan Agreement, this Charge Amendment, the Zelapar Letter and any ancillary documents pertaining thereto (together “Transaction Documents”), and its obligations under the Transaction Documents are valid, legally binding and enforceable according to their terms, including obtaining all necessary approvals and consents from its shareholders and any third parties;

3.1.2                           there are no agreements between the Company and any third party that conflict with the Transaction Documents;

3.1.3                           it does not require any further consents or approvals to consummate the transaction contemplated by the Transaction Documents including:

3.1.3.1                           approval of its shareholders; or

3.1.3.2                           approval of NASDAQ;

3.1.4                           as of the date hereof, neither Amarin nor any of its Affiliates has any indebtedness, secured or unsecured, outstanding to any third party other than Permitted Indebtedness (as defined in the Loan Agreement);

3.1.5                           as of the date hereof and after giving effect to Clause 6 of the Amendment Agreement:

3.1.5.1                           Amarin is not in breach of any agreement between itself on the one hand and any Secured Party; and

3.1.5.2                           no Event of Default has occurred as defined in the Loan Agreement;

3.1.6                           Amarin is able to pay its debts as they fall due and no Insolvency Event, as defined in the Amended and Restated Master Agreement, has occurred.

3.1.7                           Amarin is not, to its best knowledge, having made diligent enquiry, in breach of any obligation under the Lilly Agreement.

4.                                      MISCELLANEOUS

The following provisions of the Charge shall apply to this Charge Amendment mutatis mutandis: Clauses 20.2, 20.3, 20.4, 20.6, 23, 24, 25, and 28.

THIS DEBENTURE AMENDMENT AGREEMENT has been signed on behalf of Elan and executed as a deed by the Company and is delivered by it on the date specified above.

[Signature Pages: Charge Amendment]

EXECUTED and delivered as a Deed by:		)
AMARIN CORPORATION, PLC.))
)
acting by:	Director	)
)
	Director / Secretary	)

SIGNED for and on behalf of
ELAN CORPORATION, PLC.

By: